Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-4/A – No. 333-166721) and related prospectus of América Móvil, S.A.B. de C.V., and to the incorporation by reference therein of our reports dated March 23, 2010, with respect to the consolidated financial statements of Telmex Internacional, S.A.B. de C.V. and subsidiaries, and the effectiveness of internal control over financial reporting of Telmex Internacional, S.A. de C.V. and subsidiaries included in its Annual Report (Form 20-F – File No. 001-34086-10860056) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

Mancera, S.C. A member practice of Ernst & Young Global

/s/ David Sitt Cofradía
David Sitt Cofradía

Mexico City, Mexico

May 27, 2010